SECURlTIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13D

                  Under the Securities and Exchange Act of 1934
                               (Amendment No. 1 )*

                              Yardville National Bancorp
-------------------------------------------------------------------------------

                                  Common Stock, no par value
-------------------------------------------------------------------------------

                                  985021104
 -----------------------------------------------------------------------------
                                 (CUSIP Number)
Lawrence B. Seidman, 100 Misty Lane, Parsippany, NJ 07054,
                            (973) 560-1400, Ext.108

-------------------------------------------------------------------------------
                 (Name, Address and Telephone Number of Person
              Authorized to Receive Notices and Communications)
                                February 18, 2005
----------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [ ]

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D
CUSIP NO. 985021104
 NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

1 Seidman and Associates, L.L.C.    22-3343079
--------------------------------------------------------------------------------
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) /X/
                                                               (b) / /
--------------------------------------------------------------------------------
3 SEC USE ONLY
--------------------------------------------------------------------------------
4 SOURCE OF FUNDS
WC
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2(d) or 2(e)                                     / /
--------------------------------------------------------------------------------
6 CITIZENSHIP OR PLACE OF ORGANIZATION
    New Jersey
--------------------------------------------------------------------------------
                           7  SOLE VOTING POWER
                               219,801
NUMBER OF    -------------------------------------------------------------------
SHARES

BENFICIALLY                8  SHARED VOTING POWER
                  --------------------------------------------------------------
OWNED BY
                           9 SOLE DISPOSITIVE POWER
                                  219,801
PERSON   -----------------------------------------------------------------------

WITH                       10 SHARED DISPOSITIVE POWER

                  --------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON                   219,801
--------------------------------------------------------------------------------

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES*                                                      / /
--------------------------------------------------------------------------------

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.091
--------------------------------------------------------------------------------

14 TYPE OF REPORTING PERSON* OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D
CUSIP NO. 985021104
 NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

1 Seidman Investment Partnership, L.P.    22-3360395
--------------------------------------------------------------------------------
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) /X/
                                                               (b) / /
--------------------------------------------------------------------------------
3 SEC USE ONLY
--------------------------------------------------------------------------------
4 SOURCE OF FUNDS
WC
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2(d) or 2(e)                                     / /
--------------------------------------------------------------------------------
6 CITIZENSHIP OR PLACE OF ORGANIZATION
    New Jersey
--------------------------------------------------------------------------------
                           7  SOLE VOTING POWER
NUMBER OF                           166,168
                  --------------------------------------------------------------
SHARES

BENFICIALLY                8  SHARED VOTING POWER
                  --------------------------------------------------------------
OWNED BY
                           9 SOLE DISPOSITIVE POWER
                                    166,168
PERSON   -----------------------------------------------------------------------

WITH                       10 SHARED DISPOSITIVE POWER
                  --------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON                     166,168
--------------------------------------------------------------------------------

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES*                                                      / /
--------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (111) 1.580
--------------------------------------------------------------------------------

14 TYPE OF REPORTING PERSON* PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATIONSCHEDULE 13D

                                  SCHEDULE 13D
CUSIP NO. 985021104
 NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

1 Seidman Investment Partnership II, L.P.    22-3603662
--------------------------------------------------------------------------------
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) /X/
                                                               (b) / /
--------------------------------------------------------------------------------
3 SEC USE ONLY
--------------------------------------------------------------------------------
4 SOURCE OF FUNDS
WC
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2(d) or 2(e)                                     / /
--------------------------------------------------------------------------------
6 CITIZENSHIP OR PLACE OF ORGANIZATION
    New Jersey
--------------------------------------------------------------------------------
                           7  SOLE VOTING POWER
NUMBER OF                         93,525
                  --------------------------------------------------------------
SHARES

BENFICIALLY                8  SHARED VOTING POWER
                  --------------------------------------------------------------
OWNED BY
                           9 SOLE DISPOSITIVE POWER
                                    93,525
PERSON   -----------------------------------------------------------------------

WITH                       10 SHARED DISPOSITIVE POWER
                  --------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON                     93,525
--------------------------------------------------------------------------------

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES*                                                      / /
--------------------------------------------------------------------------------

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)  .889
--------------------------------------------------------------------------------

14 TYPE OF REPORTING PERSON* PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATIONSCHEDULE 13D

                                  SCHEDULE 13D
CUSIP NO. 985021104
 NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

1 Kerrimatt, L.P.     22-3583179
--------------------------------------------------------------------------------
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) /X/
                                                               (b) / /
--------------------------------------------------------------------------------
3 SEC USE ONLY
--------------------------------------------------------------------------------
4 SOURCE OF FUNDS
WC
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2(d) or 2(e)                                     / /
--------------------------------------------------------------------------------
6 CITIZENSHIP OR PLACE OF ORGANIZATION
    New Jersey
--------------------------------------------------------------------------------
                           7  SOLE VOTING POWER
NUMBER OF                           44,897
                  --------------------------------------------------------------
SHARES

BENFICIALLY                8  SHARED VOTING POWER
                  --------------------------------------------------------------
OWNED BY
                           9 SOLE DISPOSITIVE POWER
                                    44,897
PERSON   -----------------------------------------------------------------------

WITH                       10 SHARED DISPOSITIVE POWER
                  --------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON                     44,897
--------------------------------------------------------------------------------

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES*                                                      / /
--------------------------------------------------------------------------------

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)   .427
--------------------------------------------------------------------------------

14 TYPE OF REPORTING PERSON* PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATIONSCHEDULE 13D

  SCHEDULE 13D
CUSIP NO. 985021104
 NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

1 Federal Holdings, L.L.C.     13-3838083
--------------------------------------------------------------------------------
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) /X/
                                                               (b) / /
--------------------------------------------------------------------------------
3 SEC USE ONLY
--------------------------------------------------------------------------------
4 SOURCE OF FUNDS
 OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2(d) or 2(e)                                     / /
--------------------------------------------------------------------------------
6 CITIZENSHIP OR PLACE OF ORGANIZATION
    New Jersey
--------------------------------------------------------------------------------
                           7  SOLE VOTING POWER
NUMBER OF                          71,486
                  --------------------------------------------------------------
SHARES

BENFICIALLY                8  SHARED VOTING POWER
                  --------------------------------------------------------------
OWNED BY
                           9 SOLE DISPOSITIVE POWER
                                   71,486
PERSON   -----------------------------------------------------------------------

WITH                       10 SHARED DISPOSITIVE POWER
                  --------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON                    71,486
--------------------------------------------------------------------------------

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES*                                                      / /
--------------------------------------------------------------------------------

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)    .680
--------------------------------------------------------------------------------

14 TYPE OF REPORTING PERSON* OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATIONSCHEDULE 13D

                                  SCHEDULE 13D
CUSIP NO. 985021104
 NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

1 Broad Park Investors, L.L.C.   #22-6759307
-------------------------------------------------------------------------------
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) /X/
                                                               (b) / /
--------------------------------------------------------------------------------
3 SEC USE ONLY
--------------------------------------------------------------------------------
4 SOURCE OF FUNDS
 OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2(d) or 2(e)                                     / /
--------------------------------------------------------------------------------
6 CITIZENSHIP OR PLACE OF ORGANIZATION
    New Jersey
--------------------------------------------------------------------------------
                           7  SOLE VOTING POWER
NUMBER OF                          3,213
                  --------------------------------------------------------------
SHARES

BENFICIALLY                8  SHARED VOTING POWER
                  --------------------------------------------------------------
OWNED BY
                           9 SOLE DISPOSITIVE POWER
                                   3,213
PERSON   -----------------------------------------------------------------------

WITH                       10 SHARED DISPOSITIVE POWER
                  --------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON                    3,213
--------------------------------------------------------------------------------

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES*                                                      / /
--------------------------------------------------------------------------------

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)    .030
--------------------------------------------------------------------------------

14 TYPE OF REPORTING PERSON* OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATIONSCHEDULE 13D

                                  SCHEDULE 13D
CUSIP NO.  985021104
 NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

1 Lawrence B. Seidman  ###-##-####
--------------------------------------------------------------------------------
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) /X/
                                                               (b) / /
--------------------------------------------------------------------------------
3 SEC USE ONLY
--------------------------------------------------------------------------------
4 SOURCE OF FUNDS
PF, WC
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2(d) or 2(e)                                     / /
--------------------------------------------------------------------------------
6 CITIZENSHIP OR PLACE OF ORGANIZATION
    U.S.A.
--------------------------------------------------------------------------------
                           7  SOLE VOTING POWER
NUMBER OF                         633,590
                  --------------------------------------------------------------
SHARES

BENFICIALLY                8  SHARED VOTING POWER
                                  97,068
                  --------------------------------------------------------------
OWNED BY
                           9 SOLE DISPOSITIVE POWER
                                   633,590
PERSON   -----------------------------------------------------------------------

WITH                       10 SHARED DISPOSITIVE POWER
                                   97,068
                  --------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON                            730,658
--------------------------------------------------------------------------------

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES*                                                      / /
--------------------------------------------------------------------------------

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)     6.951
--------------------------------------------------------------------------------

14 TYPE OF REPORTING PERSON* IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATIONSCHEDULE 13D

SCHEDULE 13D
CUSIP NO.  985021104
 NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

1 Dennis Pollack  ###-##-####
--------------------------------------------------------------------------------
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) /X/
                                                               (b) / /
--------------------------------------------------------------------------------
3 SEC USE ONLY
--------------------------------------------------------------------------------
4 SOURCE OF FUNDS
PF, WC
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2(d) or 2(e)                                     / /
--------------------------------------------------------------------------------
6 CITIZENSHIP OR PLACE OF ORGANIZATION
    U.S.A.
--------------------------------------------------------------------------------
                           7  SOLE VOTING POWER
NUMBER OF                        15,000
                  --------------------------------------------------------------
SHARES

BENFICIALLY                8  SHARED VOTING POWER
                                   97,068
                  --------------------------------------------------------------
OWNED BY
                           9 SOLE DISPOSITIVE POWER
                                   15,000
PERSON   -----------------------------------------------------------------------

WITH                       10 SHARED DISPOSITIVE POWER
                                   97,068
                  --------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON                            112,068
--------------------------------------------------------------------------------

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES*                                                      / /
--------------------------------------------------------------------------------

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)      1.066
--------------------------------------------------------------------------------

14 TYPE OF REPORTING PERSON* IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATIONSCHEDULE 13D

SCHEDULE 13D
CUSIP NO. 985021104
 NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

1 Pollack Investment Partnership, L.P.  22-3736367
--------------------------------------------------------------------------------
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) /X/
                                                               (b) / /
--------------------------------------------------------------------------------
3 SEC USE ONLY
--------------------------------------------------------------------------------
4 SOURCE OF FUNDS
 WC
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2(d) or 2(e)                                     / /
--------------------------------------------------------------------------------
6 CITIZENSHIP OR PLACE OF ORGANIZATION
    New Jersey
--------------------------------------------------------------------------------
                           7  SOLE VOTING POWER
NUMBER OF                        97,068
                  --------------------------------------------------------------
SHARES

BENFICIALLY                8  SHARED VOTING POWER

                  --------------------------------------------------------------
OWNED BY
                           9 SOLE DISPOSITIVE POWER
                                  97,068
PERSON   -----------------------------------------------------------------------

WITH                       10 SHARED DISPOSITIVE POWER

                  --------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON                            97,068
--------------------------------------------------------------------------------

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES*                                                      / /
--------------------------------------------------------------------------------

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)      .923
--------------------------------------------------------------------------------

14 TYPE OF REPORTING PERSON* PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATIONSCHEDULE 13D

This statement on Schedule 13 D which was filed on July 29, 2004 on behalf of Seidman and Associates L.L.C. ("SAL"), Seidman Investment Partnership,L.P., Seidman Investment PartnershipII,L.P.,("SIPII"), Kerrimatt, L.P. ("Kerrimatt"), Broad Park Investors, L.L.C.("Broad Park"),Federal Holdings, L.L.C.("Federal"), Pollack Investment Partnership,L.P.("PIP"), Lawrence Seidman ("Seidman"), and Dennis Pollack("Pollack") collectively, the "Reporting Persons") with respect to the Reporting Persons' beneficial ownership of shares of Ccmmon stock (the "Shares") of Yardville National Bankcorp., a New Jersey corporation, is hereby amended as set forth below: Such statement on Schedule 13D is hereinafter referred to as the "Schedule 13D".Terms used herein which are defined in the
Schedule 13D shall have their respective meanings set forth in the Schedule 13D.

4.  Purpose of Transaction

Attached hereto as an Exhibit and included herein in its entirety is a copy of the Consulting Agreement, dated February 18, 2005, entered into by and between Yardville National Bancorp and Lawrence B.Seidman.

5.  Interest in Securities of the Issuer

(a)(b)(c) As of the close of business on February 17, 2005, the Reporting Persons owned beneficially an aggregate of 745,658 shares of Common Stock, which constituted approximately 7.09% of the 10,511,000 shares of Common Stock outstanding as of December 31,2004, as disclosed in the Issuer's February 3, 2004 earnings press release.

Schedule A attached below describes transactions except for previously reported transactions in the Common Stock effected by the Reporting Persons within the past sixty (60) days. Except as set forth in this Item 5, none of the Reporting Persons owns beneficially or has a right to acquire beneficial ownership of any Common Stock, and except as set forth in this Item 5, none of the Reporting Persons has effected transactions in the Common Stock during the past sixty (60) days, except for previously reported transactions.

ENTITY                    DATE           COST        COST           SHARES
                         PURCHASED       PER
                                         SHARE
-------------------------------------------------------------------------------
011-S&A                9/14/2004        28.8000    208,800.00          7,250
011-S&A                9/15/2004        28.7938     83,502.02          2,900
011-S&A                10/1/2004        29.5500     88,650.00          3,000
011-S&A                10/1/2004        29.5500    177,300.00          6,000
011-S&A                10/1/2004        29.5500     29,550.00          1,000
011-S&A                 1/4/2005         33.4396    138,506.82         4,142
011-S&A                 1/5/2005         33.0083     75,258.92         2,280
011-S&A                 1/7/2005         33.0500     43,956.50         1,330
011-S&A                 1/10/2005        32.8662     56,201.20         1,710
011-S&A                 1/12/2005        32.7473     62,219.87         1,900
011-S&A                 1/13/2005        32.5883     74,301.32         2,280
011-S&A                 1/14/2005        32.5430     97,629.10         3,000
011-S&A                 1/20/2005        32.0215     60,840.85         1,900
011-S&A                 1/20/2005        31.9021     60,614.00         1,900
Total                                             1,257,330.60        40,592

012-SIP                 9/14/2004        28.8000    172,800.00         6,000
012-SIP                 9/15/2004        28.7938     69,105.12         2,400
012-SIP                 1/4/2005         33.4396     76,543.24         2,289
012-SIP                 1/5/2005         33.0083     41,590.46         1,260
012-SIP                 1/7/2005         33.0500     24,291.75           735
012-SIP                 1/10/2005        32.8662     31,058.56           945
012-SIP                 1/12/2005        32.7473     34,384.67         1,050
012-SIP                 1/13/2005        32.5883     41,061.26         1,260
012-SIP                 1/19/2005        32.4564    134,953.55         4,158
012-SIP                 1/20/2005        32.0215     33,622.58         1,050
012-SIP                 1/20/2005        31.9038     33,499.00         1,050
Total                                               692,910.19        22,197

013-SIP II              9/14/2004        28.8000     93,600.00         3,250
013-SIP II              9/15/2004        28.7938     37,431.94         1,300
013-SIP II              1/4/2005         33.4396     47,383.91         1,417
013-SIP II              1/5/2005         33.0083     25,746.47           780
013-SIP II              1/7/2005         33.0500     15,037.75           455
013-SIP II              1/10/2005        32.8662     19,226.73           585
013-SIP II              1/12/2005        32.7473     21,285.75           650
013-SIP II              1/13/2005        32.5883     25,418.87           780
013-SIP II              1/20/2005        32.0215     20,813.98           650
013-SIP II              1/20/2005        31.9062     20,739.00           650
013-SIP II              1/21/2005        32.2526     80,631.50         2,500
Total                                               407,315.90        13,017

014-Pollack Invest Pt   9/14/2004        28.8000     93,600.00         3,250
014-Pollack Invest Pt   9/15/2004        28.7938     37,431.94         1,300
014-Pollack Invest Pt   1/4/2005         33.4396     43,739.00         1,308
014-Pollack Invest Pt   1/5/2005         33.0083     23,765.98           720
014-Pollack Invest Pt   1/7/2005         33.0500     13,881.00           420
014-Pollack Invest Pt   1/10/2005        32.8662     17,747.75           540
014-Pollack Invest Pt   1/12/2005        32.7473     19,648.38           600
014-Pollack Invest Pt   1/13/2005        32.5883     23,463.58           720
014-Pollack Invest Pt   1/20/2005        32.0215     19,212.90           600
014-Pollack Invest Pt   1/20/2005        31.9067     19,144.00           600
Total                                               311,634.53        10,058

021-Federal Holdings    9/14/2004        28.8000     72,000.00         2,500
021-Federal Holdings    9/15/2004        28.7938     28,793.80         1,000
021-Federal Holdings    1/4/2005         33.4396     32,804.25           981
021-Federal Holdings    1/5/2005         33.0083     17,824.48           540
021-Federal Holdings    1/7/2005         33.0500     10,410.75           315
021-Federal Holdings    1/10/2005        32.8662     13,310.81           405
021-Federal Holdings    1/12/2005        32.7473     14,736.29           450
021-Federal Holdings    1/13/2005        32.5883     17,597.68           540
021-Federal Holdings    1/20/2005        32.0215     14,409.68           450
021-Federal Holdings    1/20/2005        31.9089     14,359.00           450
Total                                               236,246.74         7,631

022-Kerri-Matt          9/14/2004        28.8000     79,200.00         2,750
022-Kerri-Matt          9/15/2004        28.7938     31,673.18         1,100
Total                                               110,873.18         3,850

023-Broad Park Invest   1/4/2005         33.4396     25,514.41           763
023-Broad Park Invest   1/5/2005         33.0083     13,863.49           420
023-Broad Park Invest   1/7/2005         33.0500      8,097.25           245
023-Broad Park Invest   1/10/2005        32.8662     10,352.85           315
023-Broad Park Invest   1/12/2005        32.7473     11,461.56           350
023-Broad Park Invest   1/13/2005        32.5883     13,687.09           420
023-Broad Park Invest   1/20/2005        32.0215     11,207.53           350
023-Broad Park Invest   1/20/2005        31.9114     11,169.00           350
Total                                               105,353.18         3,213

185-Seidman & clients   8/3/2004         28.6703      4,300.55           150

Total                                                 4,300.55           150

202-Pollack Dennis IRA  1/28/2005        31.5820     15,791.00           500
202-Pollack Dennis IRA  1/28/2005        31.5600     15,780.00           500
202-Pollack Dennis IRA  1/28/2005        31.6900     15,845.00           500
202-Pollack Dennis IRA  1/28/2005        31.6600     15,830.00           500
Total                                                63,246.00         2,000



Total Total                                       3,189,210.87       102,708

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                  2/18/05                    /ss/Lawrence B. Seidman
                  ------                     ------------------------------
                  Date                       Lawrence B. Seidman, Power of
                                             Attorney pursuant to Joint
                                             Agreement dated July 26, 2004